Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2014 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, December 16, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it budgeted $450 million in 2014 for its drilling and completion activities.  Comstock has budgeted an additional $28 million for leasing activities.  The 2014 drilling program will focus on the continued development of the Company’s South Texas Eagle Ford shale properties and the delineation of its recently acquired East Texas Eagle Ford shale properties and its Tuscaloosa Marine shale properties.  The Company has not budgeted to drill any natural gas wells in 2014.  Comstock expects to utilize five operated rigs to execute its 2014 drilling program.

The 2014 budget includes $80 million for completion costs of 29 (21.0 net) South Texas Eagle Ford shale wells that were drilled in 2013 but will be completed in 2014.  In addition to completing the wells drilled in 2013, Comstock has budgeted to drill 71 (47.6 net) horizontal wells in 2014.  The Company expects to spend $264 million for drilling 59 (40.2 net) wells in the South Texas Eagle Ford shale, $50 million for drilling ten (5.6 net) East Texas Eagle Ford shale wells, $27 million for drilling two (1.8 net) Tuscaloosa Marine shale wells and $29 million on facilities, recompletions and other capital projects.  Depending on oil and natural gas prices in 2014, the Company anticipates funding its drilling expenditures with operating cash flow.

The Company estimates that the oil focused drilling program will allow the Company to grow its oil production in 2014 to 4.1 to 4.6 million barrels, which would represent a 75% to 95% growth over oil production from continuing operations in 2013.  With no natural gas focused drilling planned for 2014, Comstock’s natural gas production is expected to decline to 40 to 44 Bcf.  If natural gas prices continue to improve in 2014, the Company will consider re-starting its drilling program in North Louisiana targeting the Haynesville and Bossier shale.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.